E-115
Exhibit No. 5
Form 8-K
Headway Corporate Resources, Inc.
SEC File No. 0-23170

                           SCHEDULE A

                       AMENDMENT TO BYLAWS


          The amendments to the Bylaws of the Corporation are as follows:

          1. Article III, Section 2 of the Bylaws is amended by adding the following new sentence immediately after the third sentence thereof:

          "However, if any Dividend Payment Default,
          (as defined in the Certificate of
          Designations, Preferences and Rights of
          Series F Convertible Preferred Stock ("Series
          F Stock") of the Corporation) shall occur and be continuing, the then number of Directors shall be increased as set forth therein and such new directorships (the "Additional
          Directors"), shall be apportioned among Class
          1, Class 2 and Class 3 in accordance with
          Article V of the Certificate of Incorporation and Section 3 below."

          2. Article III, Section 3 of the Bylaws is amended by adding the following new text immediately after the last sentence thereof:

          "Notwithstanding anything to the contrary that may be contained in this Section 3 or in
          Section 4 below, the Additional Directors and their successors shall be elected exclusively by the holders of Series F Stock, voting separately as a class, at each annual or special meeting of stockholders held for the purpose of electing any directors or by the written consent of the holders of Series F
          Stock pursuant to Section 228 of the Delaware
          General Corporation Law. Such voting right shall continue until such time as all cumulative dividends accumulated on the
          Series F Stock shall have been paid in full, at which time such voting right of the holders of Series F Stock shall terminate, but such voting right shall again vest in the event of each and every subsequent Dividend
          Payment Default. Upon any termination of such voting right, the term of office of all Additional Directors shall terminate and, upon such termination, the number of directors constituting the Board of Directors shall without further action, be reduced by the number of such Additional Directors.

               For the duration of any Dividend Payment
          Default, (x) Moore Global Investments, Ltd.
          and Remington Investment Strategies, L.P. and any of their affiliates (collectively,
          "Moore") shall have the right to designate one (1) Series F Nominee (as defined below) and (y) GarMark Partners, L.P. ("GarMark") shall have the right to designate the remaining series F Nominee(s) to be elected by the holders of the Series F Stock;
          provided that in the event that Moore shall own less than 100% of the Series F Stock owned by it on the original issue date, then the holders of a majority of the outstanding
          Series F Stock, shall have the right to
          designate all of the Additional Directors as nominees for election to the Board of Directors. The nominees so designated are herein referred to as the "Series F
          Nominees." In furtherance of the foregoing, the Corporation, acting through its Board of Directors and in accordance with its Certificate of Incorporation, Bylaws and applicable law, shall recommend in the proxy statement for each annual or special meeting of stockholders at which any New Director shall be elected, and shall recommend at each such stockholders' meeting, as part of the management or Board of Directors' slate for election to the Board of Directors, the Series F Nominees."

          3. Article III, Section 4 of the Bylaws is amended by deleting said Section in its entirety and inserting the following in lieu thereof.

          "Other than with respect to Additional
          Directors, vacancies in the Board of
          Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders. In the case of any vacancy occurring among the Additional Directors, the Additional
          Directors who shall have been so elected
          (even if there is a sole remaining Additional
          Director) may appoint a successor to hold office until his successor is elected at an annual or a special meeting of the stockholders. If all Additional Directors shall cease to serve as Directors before their terms shall expire, the holders of Series F Stock then outstanding may elect successors to hold office until each of their successors are elected at an annual or a special meeting of the stockholders."

          4. Article VI of the Bylaws is hereby amended by adding the following new Section 3 immediately after Section 2 thereof:

          "Section 3. Notwithstanding the foregoing, no provision of the Bylaws, including, without limitation, Sections 2, 3 or 4 of
          Article III, that relates to Additional
          Directors, or which otherwise adversely
          affects the benefits intended to be conferred upon the holders of Series F Stock, shall be amended, modified, eliminated or otherwise changed without (x) the consent of the initial holders of the Series F Stock holding at least (A) 70% of the outstanding Series F
          Stock, or (B) two thirds of the outstanding
          Series F Stock on and after the date upon which Moore owns less than 100% of the shares of the Series F Stock acquired by it on the original issue date or (y) in the event that each of the initial holders of the Series F
          Stock, other than GarMark, shall own less than 50% of the Series F Stock owned by such initial holder on the original issue date of the Series F Stock, the consent of the holders of a majority of the outstanding shares of Series F Stock, at an annual or special meeting of stockholders called for such purpose, or by the written consent of the holders of Series F Stock pursuant to
          Section 228 of the Delaware General
          Corporation Law. "